Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
For more information contact:
Susan K. Still, President and CEO, (540) 278-1705
Charles W. Maness, Jr., Executive Vice President & CFO, (540) 278-1702

HomeTown Bankshares Corporation Reports Strong Earnings through the Third Quarter of 2012

Roanoke, VA (November 1, 2012) – HomeTown Bankshares Corporation, the parent company of HomeTown Bank, reported pre-tax earnings from operations for the third quarter ended September 30, 2012 of $876,000 compared to a pre-tax profit of $637,000 for the third quarter of 2011. The recognition of deferred tax assets added a net income tax benefit of $2.4 million to the pre-tax operating profit of $1.7 million for total income of $4.0 million for the first nine months of 2012 vs. $1.5 million in 2011.  After net accumulated dividends on preferred stock of $152 thousand for the quarter and $456 thousand year-to-date, net income available to common shareholders of $3.6 million was realized for the nine month period ended September 30, 2012 vs. $1.0 million during the same period last year.  The Company had net income available to common shareholders of $.13 per share for the quarter and $1.10 per share for the nine month period ended September 30, 2012, compared to $.15 per share for the quarter in 2011 and $.32 per share for the first nine months of 2011

Core earnings from operations remained strong with $1.1 million realized in the third quarter of 2012 and $3.1 million realized for the nine months ended September 30, 2012.  This compares to $998,000 and $2.3 million, respectively, for similar periods in 2011.  Net interest income increased to $3.2 million in the 3rd quarter of 2012 and $9.6 million year-to-date thru September 30, 2012 - a 9% and 11% increase, respectively, over the same periods of 2011.  A slight decrease in interest income from loans and investments due to a declining interest rate environment was offset by a 38% reduction in funding costs through the 3rd quarter of 2012.  Reduced funding costs also resulted in a significantly higher net interest margin of 3.80% in the 3rd quarter of 2012 vs. 3.53% for the 3rd quarter of 2011.

Non-interest income increased to $311,000 in the 3rd quarter of 2012 and $979,000 for the nine months ended September 30, 2012 vs. $301,000 and $779,000, respectively, during the same periods of 2011. A sizable increase in mortgage loan brokerage fees were the primary contributor to the growth in non-interest income for the quarter and the first nine months of 2012.

“We are very pleased with our operating performance for the first nine months of 2012 and the continued improvement in our net interest margin in spite of a declining interest rate environment and a sluggish economy,” stated Susan Still, President and CEO.  “Our focus will remain on growing core deposits, maintaining net interest margins and enhancing credit quality while continuing to increase the level and sources of non-interest income,” she continued.

Balance Sheet

Total assets grew to $368.9 million at September 30, 2012 from $361.2 million at December 31, 2011. Loan demand improved during the first nine months of 2012, increasing 7% from $245.1 million at December 31, 2011 to $262.9 million at September 30, 2012.  Total Deposits also grew during the same period from $307.6 million at December 31, 2011 to $311.6 million at September 30, 2012.  Total non-interest bearing deposits increased significantly from $26.8 million to $34.7 million or 29% during the first nine months of 2012 while higher cost interest bearing deposits declined slightly. “Strong growth in demand deposit accounts and effective management of our funding costs have been the major contributors to our improved earnings and net interest margin for the first nine months of 2012,” said Ms. Still.   HomeTown Bankshares’ risk-based and tangible capital ratios continued to improve through September 30, 2012 with the Company remaining well above regulatory standards for well-capitalized banks.

Asset Quality

Loan quality continued to stabilize through the first nine months of 2012 with the level of nonperforming loans decreasing 39% to $1.1 million or .41% of Total Loans at September 30, 2012 vs. $1.8 million or .72% of Total Loans at September 30, 2011.  Other Real Estate Owned (OREO) increased $528,000 or 5.5% during the first nine months to $10.1 million at September 30, 2012. Net charge-offs thru September 30, 2012 amounted to $1.5 million or .56% of Total Loans vs. $1.7 million or .67% of Total Loans during a comparable period in 2011.  The Company’s Allowance for Loan Losses at September 30, 2012 totaled $3.9 million or 1.46% of Total Loans vs. $4.4 million and 1.75% of Total Loans at September 30, 2011. Total Past Due Loans also decreased at September 30, 2012 to $2.0 million or .75% of total loans compared to $2.4 million or .92% of total loans at September 30, 2011, continuing to compare favorably to peer banks.

“We are pleased with the continued progress that we have made in improving our asset quality through the first nine months of 2012,” stated Still.  “With continued reductions in non-performing loans, our emphasis will be on steadily reducing the level of bank owned real estate,” she continued.

HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals.  The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office.  A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.”  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties.  Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements.  Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology.  The Company does not update any forward-looking statements that it may make.

HOMETOWN BANKSHARES CORPORATION
Consolidated Balance Sheets
September 30, 2012 and December 31, 2011

	September 30, 2012	December 31, 2011
In Thousands, Except Share and Per Share Data	(Unaudited)
Assets
Cash and due from banks	$11,049	$12,529
Federal funds sold	1,550	10,363
Securities available for sale, at fair value	66,790	69,207
Restricted equity securities, at cost	2,418	2,390
Loans, net of allowance for loan losses of $3,901 in 2012 and $3,979 in 2011	262,863	245,100
Property and equipment, net	9,671	9,582
Other real estate owned, net of valuation allowance of $256 in 2012 and $331 in 2011	10,090	9,562
Deferred tax asset, net	2,189	—
Accrued income	1,471	1,372
Prepaid FDIC insurance	121	473
Other assets	682	597
Total assets	$368,894	$361,175

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$34,666	$26,822
Interest-bearing	276,923	280,814
Total deposits	311,589	307,636
Short term borrowings	667	449
Federal Home Loan Bank borrowings	19,000	19,000
Accrued interest payable	382	435
Other liabilities	958	567
Total liabilities	332,596	328,087

Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred stock, $1,000 par value; 10,000 shares of series A and 374 shares of series B authorized, issued and outstanding at September 30, 2012 and December 31, 2011	10,374	10,374
Discount on preferred stock	(160)	(217)
Common stock, $5 par value; authorized 10,000,000 shares, issued and outstanding 3,262,518 (includes 29,178 restricted shares) at September 30, 2012 and 3,241,547(includes 8,207 restricted shares) at December 31, 2011	16,167	16,167
Surplus	15,479	15,458
Retained deficit	(6,991)	(9,773)
Accumulated other comprehensive income	1,429	1,079
Total stockholders’ equity	36,298	33,088
Total liabilities and stockholders’ equity	$368,894	$361,175

HOMETOWN BANKSHARES CORPORATION
Consolidated Statements of Income
For the Three and Nine months ended September 30, 2012 and 2011

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
In Thousands, Except Share and Per Share Data	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Loans and fees on loans	$3,471	$3,518	$10,280	$10,583
Taxable investment securities	371	480	1,282	1,416
Nontaxable investment securities	18	—	30	—
Federal funds sold	2	7	8	23
Dividends on restricted stock	25	15	64	47
Other interest income	9	3	30	7
Total interest income	3,896	4,023	11,694	12,076

Interest expense:
Deposits	558	929	1,779	3,048
Preferred stock dividends	—	—	38	—
Other borrowed funds	94	122	306	387
Total interest expense	652	1,051	2,123	3,435
Net interest income	3,244	2,972	9,571	8,641

Provision for loan losses	130	349	1,408	863
Net interest income after provision for loan losses	3,114	2,623	8,163	7,778

Noninterest income:
Service charges on deposit accounts	68	60	206	185
ATM and interchange income	55	50	165	129
Mortgage loan brokerage fees	110	35	262	70
Gain on sales of investment securities	—	67	127	196
Other income	78	89	219	199
Total noninterest income	311	301	979	779

Noninterest expense:
Salaries and employee benefits	1,264	1,116	3,629	3,587
Occupancy and equipment expense	307	323	942	978
Data processing expense	171	168	506	451
Advertising and marketing expense	100	53	297	189
Professional fees	77	95	271	264
Bank franchise taxes	34	48	103	150
FDIC insurance expense	126	99	369	451
Loss on sales and writedowns of other real estate owned	111	79	146	114
Other real estate owned expense	72	59	249	170
Directors’ fees	51	—	168	—
Other expense	236	247	789	717
Total noninterest expense	2,549	2,287	7,469	7,068
Net income before income taxes	876	637	1,673	1,489
Income tax expense (benefit)	292	—	(2,366)	—
Net income	584	637	4,039	1,489
Dividends accumulated on preferred stock	133	134	400	400
Accretion of discount on preferred stock	19	18	56	53
Net income available to common shareholders	$432	$485	$3,583	$1,036
Earnings per common share, basic and diluted	$0.13	$0.15	$1.10	$0.32
Weighted average common shares outstanding, basic and diluted	3,262,518	3,241,547	3,258,385	3,241,547

HOMETOWN BANKSHARES CORPORATION
Financial Highlights
(Unaudited)

	Three Months Ended September 30	Three Months Ended September 30	Nine Months Ended September 30	Nine Months Ended September 30
	2012	2011	2012	2011
PER COMMON SHARE
Earnings per share, basic and diluted	$0.13	$0.15	$1.10	$0.32
Book value			$8.00	$6.95

FINANCIAL RATIOS
Return on average assets	0.63%	0.70%	1.47%	0.56%
Return on average shareholders' equity	6.64%	8.45%	15.60%	6.92%
Net interest margin, tax equivalent	3.80%	3.53%	3.81%	3.43%
Efficiency	66.59%	67.04%	67.88%	73.56%
Net charge-off to average loans (annualized)	0.37%	0.43%	0.77%	0.87%
Loans to deposits			85.61%	82.24%

ALLOWANCE FOR LOAN LOSSES
(in thousands)
Beginning balance	$4,019	$4,320	$3,979	$5,228
Provision for loan losses	130	349	1,408	863
Charge-offs	(248)	(276)	(1,487)	(1,701)
Recoveries	-	-	1	3
Ending balance	$3,901	$4,393	$3,901	$4,393

ASSET QUALITY RATIOS
Nonperforming assets to total assets			3.03%	2.53%
Nonperforming loans to total loans			0.41%	0.72%
Allowance for loan losses to total loans			1.46%	1.75%
Allowance for loan losses to nonaccrual loans			356.4%	243.8%

COMPOSITION OF RISK ASSETS
(in thousands)
Nonperforming assets:
90 days past due and accruing			$-	$-
Nonaccrual loans			1,094	1,802
Other real estate owned			10,090	7,295
Total nonperforming assets			$11,184	$9,097

Performing restructured loans			$6,362	$4,688
Restructured loans included in non-accrual loans above			202	-
Total restructured loans			$6,564	$4,688